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                                                               EXHIBIT (a)(1)(D)

                         INTELLIGENT SYSTEMS CORPORATION

            OFFER TO PURCHASE FOR CASH UP TO 1,000,000 SHARES OF ITS
                    COMMON STOCK, PAR VALUE $0.01 PER SHARE,
                     AT A PURCHASE PRICE OF $5.25 PER SHARE

                                  June 1, 2001

    THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 29, 2001, UNLESS THE TENDER
                               OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Intelligent Systems Corporation, a Georgia corporation, has appointed American Stock Transfer and Trust Co. to act as the Information Agent in connection with its offer to purchase for cash, up to 1,000,000 shares of its common stock, par value $0.01 per share, at the price of $5.25 per share, net to the seller in cash, without interest, under the terms and conditions set forth in its Offer to Purchase dated June 1, 2001, and in the related Letter of Transmittal which together present the tender offer.

         All shares properly tendered before the expiration date (as defined in Section 1 of the Offer to Purchase), and not properly withdrawn, will be purchased by ISC at the purchase price, net to the seller in cash, without interest, under the terms and conditions of the tender offer, including the odd lot and proration provisions thereof. See Sections 1 and 2 of the Offer to Purchase. Shares not purchased because of proration will be returned at ISC's expense to the shareholders who tendered such shares as promptly as practicable after the expiration date. ISC reserves the right, in its sole discretion, to purchase more than 1,000,000 shares under the tender offer, subject to applicable law.

         If, at the expiration date, more than 1,000,000 shares, or such greater number of shares as ISC may elect to purchase in accordance with applicable law, are properly tendered and not properly withdrawn, ISC will, under the terms and conditions of the tender offer, accept shares for purchase first from "odd lot holders" (as defined in Section 2 of the Offer to Purchase) who properly tender all of their shares and then on a pro rata basis from all other shareholders whose shares are properly tendered and not properly withdrawn.

         The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See
Section 7 - Conditions of the Tender Offer, of the Offer to Purchase.

         For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         -        Offer to Purchase, dated June 1, 2001;

         - Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

         - Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);


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         -        Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the Depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

         - Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         -        A return envelope addressed to the Depositary.

         We urge you to contact your clients as promptly as possible. The tender offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, June 29, 2001, unless the expiration date of the tender offer is extended.

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the Information Agent, as described in the Offer to Purchase. ISC will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. ISC will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

         In order to take advantage of the tender offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the Depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Offer to Purchase and Letter of Transmittal.

         Holders of shares whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the Depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 4
- Procedures for Tendering Shares, of the Offer to Purchase.

         Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of ISC, the Information Agent, the Depositary or any affiliate of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the tender offer other than the documents enclosed herewith and the statements contained therein.

         Any inquiries you may have with respect to the tender offer should be addressed to American Stock Transfer and Trust Co., as Information Agent, at their address and telephone number set forth in the Offer to Purchase and Letter of Transmittal.

                                    Very truly yours,

                                    INTELLIGENT SYSTEMS CORPORATION

Enclosures


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